SUBLEASE

AGREEMENT made this 16th day of June, 2009, between Muriel Siebert & Co., Inc., a Delaware Corporation located at 885 Third Avenue, Suite 1720 New York, NY 10022 ("Sublessor"), and Senti Search, a Delaware Corporation, on behalf of its Chairman and Director, Joseph Pagano, located at 358 Hibiscus Avenue, Palm Beach, FL 33480, ("Sublessee").

WITNESSETH:

WHEREAS, the Sublessor entered into a lease dated December 21, 2007 ("Principal Lease") with Steve H. Rose Revocable Intervivos Trust located at 1217 South Flagler Drive, West Palm Beach, Florida 33401 ("Prime Lessor") in which Prime Lessor leased to Sublessor the real estate in the Principal Lease and commonly referred to as the 3000 square feet of the third floor of 1217 South Flagler Drive, West Palm Beach, Florida 33401, together with certain appurtenances thereto ("Flagler Siebert Third Floor Suites");

WHEREAS, Sublessor desires to sublease certain portions of Flagler Siebert Third Floor Suites to Sublessee;

WHEREAS, the Principal Lease provides that any sublease shall be subject to prior approval by the Prime Lessor, which approval shall not be unreasonably Withheld, and Sublessor seeks such approval by the Prime Lessor;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Sublease.

Sublessor hereby subleases and rents to Sublessee, and Sublessee hereby Subleases and rents from Sublessor, the portion of Flagler Siebert Third Floor Suites identified as office number 1 and part of the Accounting Room ("Office Number 1 and part of the Accounting Room" or the "Subleased Space") [approximately 411 square feet in total].

2. Compliance with Principal Lease

Subleasee covenants to comply with all of the terms binding the Sublessor under the Principal Lease throughout the term hereof and to hold Sublessor harmless from any liabilities caused by Sublessee's failure to fully comply with any such terms. Sublessee acknowledges that Sublessor does not pursuant to this

Agreement covenant to perform any obligations of the Prime Lessor under the Principal Lease, but will use its best efforts to obtain performance by the Prime Lessor of its obligations under the Principal Lease, Sublessor acknowledges that this Agreement does not relieve it of its obligations under the Principal Lease.

3. Term.

The Term of Sublease shall begin on June 16, 2009 and terminate on June 16, 2010.

4. Rent.

Monthly rental of $1,390.00 shall be remitted, without demand or offset, by Sublessee to Sublessor on or before the (1st) first day of each month during the Term.

5. Security Deposit.

**First months rent, Last months rent and Security deposit.
The sum of Four Thousand One hundred Seventy Dollars ($4,170.00) has been remitted upon execution of the initial Sublease by Sublessee. No further security deposit will be required for this Sublease.**

6. Options to Extend Lease Term:

Subject to Sublessor's consent and provided Sublessee is not in default under the Sublease at the time of the exercise of the option set forth in this paragraph or at the commencement of the applicable renewal term, Sublessee shall have the right to extend the Term of the Sublease by one year following the termination of the Term as set forth in paragraph 3 above. Sublessee shall give written notice to Sublessor of its election to extend the Term of the Sublease not less than ten days (10) prior to expiration of the then current Term of the Sublease. All of the terms and provisions of the Sublease shall be applicable to the renewal term, except set forth hereafter:

(A) Monthly Rent for the Term shall be the amount set forth in paragraph 4 above. Any further renewal Term will be based on monthly Rent in effect pursuant to the Term of the Sublessors Principal Lease.

7. Miscellaneous.

Sublessee is responsible for any and all alterations and improvements to "Office Number 1 and part of the Accounting Room" as identified in paragraph #1 hereto including but not limited to damage and damage repair of said premises.

8. Default.

In the event that (a) Sublessee shall violate any provision of this Agreement or the Principal Lease, (b) a petition in bankruptcy is filed by or against the Sublessee in any court, or (c) Sublessee is declared insolvent by any court and/or a receiver of Sublessee's property is appointed or Sublessee resorts to an assignment of its assets for the benefit of its creditors, then Sublessor shall have the right to terminate this Agreement and immediately take full and exclusive possession of "Office Number 1 and part of the Accounting Room" at the address as first recited above.

9. Assignment.

Sublessee may not assign or sublease its rights or interests in this Agreement.

10. Notice.

Any notice shall be deemed given if and when delivered to Sublessor at the address first recited above and to Sublessee at the address first recited above.

11. Binding.

All covenants and conditions herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

12. Indemnification.

Sublessee shall indemnify and hold harmless Subleasor from any loss, cost, damage or expense (including reasonable attorneys fees) arising out of: a) Sublesssee's failure to perform any of its obligations under this Sublease; b) Sublessee's subjecting Subleasor to any liability incurred by Sublessee's conduct of its business in the Subleased Space or an injury to any person in the Subleased Space, whom is there based upon that individual's relationship with the Sublessee. Moreover, Sublessee shall not hold itself out as an employee, agent or consultant of Subleasor and shall maintain its own

insurance policy to conduct the business Sublessee will be conducting in the Subleased space.

13. Governing Law and Jurisdiction

This Agreement will be governed by the laws of the State of New York. The parties hereto submit to the exclusive jurisdiction of the Federal and State Courts located in the State of New York, the Borough of Manhattan.

IN WITNESS WHEREOF, the Sublessor and Sublessee have duly executed this Agreement as of the date first recited above.

SUBLESSEE: ______________________________

Senti Search, on behalf of its Chairman and Director, Joseph Pagano

SUBLESSOR: ______________________________

Muriel Siebert & Co., Inc. EVP & General Counsel